Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of this 20th day of June, 2005, by and between Bruce Bernstein (the "Employee"), and InterDigital Communications Corporation, a corporation organized and existing under the laws of Commonwealth of Pennsylvania (the "Company").

         WHEREAS, the Company is engaged in the business of design and development of advanced wireless technologies and products that drive voice and data communications and the licensing of wireless digital technology and patents, as such business may be redefined from time to time and as further described as such in the Company's then current Annual Report on Form 10-K (the "Business").

         WHEREAS, the Company has offered Employee employment as General Patent Counsel, and Employee is willing to accept such offer, as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment and Term. The Company hereby employs Employee and Employee hereby accepts at-will employment with the Company, as General Patent Counsel of the Company (such position, Employee's "Position") for a period commencing on June 20, 2005, and continuing until employment hereunder is terminated pursuant to the provisions of Section 9 hereof (the "Term").

2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position. Employee agrees to assume such duties and responsibilities as may be customarily incident to such position, and as may be assigned to Employee from time to time by the Chief Executive Officer of the Company or his or her designee. Employee shall report initially to the Chief Executive Officer of the Company.

3. Other Business Activities. During the Term, Employee will not, without the prior written consent of the Company, directly or indirectly engage in any other business activities or pursuits whatsoever, except (i) activities that do not interfere with the timely completion of Employee's job duties or otherwise conflict with or limit Employee's ability to serve the Company faithfully and to the best of his ability, and (ii) activities in connection with any charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided, such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement. Employee's engagement in such other activities shall, in each case, be consistent with the Company's Code of Conduct.

4.       Compensation.

         A. Base Salary. The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee's covenant not to compete covenants as provided for in Section 8 hereof, a base salary at the annual rate of Two Hundred Sixty Five Thousand Dollars ($265,000.00) (subject to any upward adjustment from time to time in the Company's sole discretion in accordance with Company compensation policies, the "Base Salary"). The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company or which are requested to be withheld by Employee, and which shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated executive employees from time to time in effect. Nothing in this provision shall be construed to alter Employee's status as an employee at will.

          B. Signing Bonus. Employee shall be paid a signing bonus of Ten Thousand Dollars ($10,000.00) to be paid with the first regular payroll following Employee's date of hire.

          C. Annual Incentive Bonus. Employee shall be eligible to participate in the Company's Annual Employee Bonus Plan, as amended from time to time (the "Bonus Plan"), commencing in 2005 on the terms and conditions no less favorable than those provided to similarly situated executive employees. Employee shall have an initial target bonus level of 40% of Base Salary, based on the achievement of goals to be set by the Compensation Committee and Chief Executive Officer in their sole discretion. The bonus shall be subject to the terms of the Bonus Plan, as amended from time to time in the Company's sole discretion.

          D. Long Term Compensation Plan. Employee shall be eligible to participate in the Company's Long-Term Compensation Plan ("LTCP"), as it may be amended from time to time in the Company's sole discretion. Employee's initial target level shall be 80% of Base Salary, subject to the vesting, payment and other provisions of the LTCP.

          E. Stock Options. Effective on the first date of Employee's employment with the Company and as approved by the Compensation Committee of the Board of Directors, Employee will be granted non qualified options to purchase 20,000 shares of the Company's common stock at an exercise price equal to the closing market price on the NASDAQ of the Company's common stock on the date of grant as reported in the Wall Street Journal or if not a day the stock is traded on NASDAQ, the next business day. Such options shall be granted pursuant to, and shall be governed by, the terms and conditions of the Company's 2000 Stock Award and Incentive Plan and the terms and conditions in effect thereunder (together, the "2000 Plan"). Subject to such terms and conditions of the 2000 Plan, the stock options shall vest in six installments as follows:

         June 30, 2005                               3,333 shares
         December 31, 2005                           3,333 shares
         June 30, 2006                               3,333 shares
         December 31, 2006                           3,333 shares
         June 30, 2007                               3,334 shares
         December 31, 2007                           3,334 shares


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

5.        Benefits and Expenses.

          A. Company Plan Participation. Employee and his dependants shall be entitled to receive those employee benefits (including without limitation medical plan, dental plan, optional 401K participation, "Flexible Perks" program and expense reimbursement) as shall be provided to similarly situated executive employees of the Company ("Benefits").

          B. Paid Time Off. Employee will be eligible for 23 days Paid Time Off ("PTO") (subject to any increase from time to time in accordance with Company policy), with the ability to carry over any unused PTO earned in a given year to the following year up to a maximum of one year's PTO accrual.

          C. Tax Gross Up. In the event any amount or benefit payable to the Employee under this Agreement or under any other plan, agreement or arrangement applicable to the Employee, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or imposed under any successor provision of the Code imposing a tax liability on "excess parachute payments" as that term is defined in Code Section 280G), Employee shall be entitled, in addition to any other amounts payable under the terms of this Agreement or under any other plan, agreement or arrangement applicable to the Employee, to a cash payment in an amount sufficient to indemnify the Employee (or such other person as may be liable for the payment of such excise tax) for the amount of any such excise tax, and leaving Employee with an amount, net after all federal, state and local taxes, equal to the amount Employee would have had if no portion of his benefit under the Plan constituted an "excess parachute payment". Notwithstanding the foregoing, the determination of the amount necessary to indemnify the Employee shall be made taking into account all other payments made to the Employee under any plans, agreements or arrangements aside from this Agreement that are intended to indemnify the Employee with respect to excise taxes on "excess parachute payments." Any disputes as to calculations to be made under this paragraph shall be resolved by the Company's independent auditors, whose determinations shall be final and binding.

          D. Nonqualified Deferred Compensation. If any payment to Executive under the terms of this Agreement is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Code, such payment shall be delayed until the date that is six months after the date of Executive's separation from service with the Company, so as to comply with the special rule for certain "specified employees" set forth in Code
Section 409A(a)(2)(B)(i) unless it is determined that immediate distribution is permissible (and does not trigger any additional tax liability pursuant to Code
Section 409A(a)(l)) pursuant to Code Section 409A(a)(2)(A)(v) by reason of being payable in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or is otherwise determined not to be subject to such additional tax liability.

6. Confidentiality. Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Business of the Company. As a result, both during the Term and thereafter, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company ("Proprietary Information") revealed, obtained or developed in the course of his employment with the Company. Such Proprietary Information shall


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

include, but shall not be limited to, the intangible personal property described in Section 7B hereof, any information relating to methods of production and manufacture, research, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, concepts, layouts, flowcharts, specifications, know how, any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee's duties), all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture, interfaces, plans, sketches, blueprints, and any other materials prepared by the Employee in the course of, relating to or arising out of his employment by the Company, or prepared by any other Company employee, representative, or contractor for the Company, or its customers, costs, business studies, business procedures, finances, marketing data, methods, plans and efforts, the identities of licensees, strategic partners, customers, contractors and suppliers and prospective licensees, strategic partners, customers, contractors and suppliers, the terms of contracts and agreements with licensees, strategic partners, customers, contractors and suppliers, the Company's relationship with actual and prospective licensees, strategic partners, customers, contractors and suppliers and the needs and requirements of, and the Company's course of dealing with, any such actual or prospective licensees, strategic partners, customers, contractors and suppliers, personnel information, customer and vendor credit information, and any other materials that have not been made available to the general public, provided, that nothing herein contained shall restrict Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for his Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee's breach of this Section 6. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement. Notwithstanding the above, nothing in this Section 6 shall be construed to limit Employee's right to use and disclose to others general knowledge relating to the practice of law and the industry in which the Business is conducted.

7.        Property.

          A. Ownership. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company (or its partners, customers, vendors, etc., as the case may be). During the Term, Employee shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession or control, whether prepared by Employee or by others.

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

          B.      Assignment

                (i) Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, and similar intangible personal property which have been or are developed or created in whole or in part by Employee (1) at any time and at any place while the Employee is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the Business of the Company, (2) as a result of tasks assigned to Employee by the Company, or (3) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the "Intellectual Property"), shall be and remain forever the sole and exclusive property of the Company. The Employee shall promptly disclose to the Company all Intellectual Property, and the Employee shall have no claim for additional compensation for the Intellectual Property. The Company acknowledges that Employee is a named inventor on a pending patent application which the Employee covenants has been disclosed in writing by the Employee to the Company. Company shall have no ownership right or other interest in or to the invention, which is the subject of such patent application, to such patent application itself, to any subsequently filed patent application(s) claiming priority therefrom, or to any patent(s) that may grant from any of the foregoing patent applications. Company acknowledges that the foregoing invention, patent application(s) and patent(s) do not constitute Intellectual Property.

                (ii)  Employee acknowledges that all the Intellectual
Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Property that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

                 (iii) Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (1) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, or (2) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

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

                  (iv) In the event the Company is unable after reasonable effort to secure Employee's signature on any of the documents referenced in Section 7B(iii) hereof, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in his behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by Employee.

8. Covenants. The Employee shall not, during the Term and thereafter for the Restricted Period (as defined below), do any of the following, directly or indirectly, in any capacity, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

          A. engage or participate in any business directly competitive with the Company's Business, or the business of any of the Company's subsidiaries or affiliates, as same are conducted during the Term with respect to any period during the Term, or upon the termination of Employee's employment hereunder with respect to any period thereafter arising during the Restricted Period;

          B. (i) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is directly competitive with the Business of the Company or the business of any subsidiary or affiliate of the Company, or (ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is directly competitive with the Business of the Company or the business of any subsidiary or affiliate of the Company. Notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly traded securities of a company that is engaged in activities referenced in Section 8A hereof;

          C. influence or attempt to influence any licensee, strategic partner, supplier, or customer of the Company or potential licensee, strategic partner, supplier or customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

          D. influence or attempt to influence any person or entity to either (i) terminate or modify their employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any person or entity employ or retain, any person or entity that has been employed or retained by the Company as an employee, consultant, agent, or distributor of the Company at any time during the twelve (12) month period immediately preceding the termination of Employee's employment hereunder.

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

          For purposes of this Agreement, the Restricted Period shall constitute a period ending one (1) year after the date Employee's employment is terminated, regardless of the reason for termination.

          An activity shall be deemed "directly competitive" when based on Employee's actual possession (whether or not in tangible form) of technical information, trade secrets or confidential information of the Company or of any subsidiary or affiliate of the Company or its business associates,the activity prohibited would result in the use of such technical or trade secret or confidential information. As long as such activities are not "directly competitive", Employee may engage in the following activities during the Term or during the Restricted Period: engaging or participating in the development of, management of, consulting in respect of, investment in and/or monetization (by way of, for example, assertion, enforcement, and licensing) of intellectual property, or becoming interested in (as owner, stockholder, lender, partner, co-venturer, director, office, employee, agent, consultant or otherwise) an entity the principal business of which is the development of, management of, consulting in respect of, investment in and/or monetization (by way of, for example, assertion, enforcement, and licensing) of intellectual property, even when such intellectual property has conflicting or overlapping scope with respect to and/or relates to the same technical field(s) as the Company's Intellectual Property (for example, where such intellectual property includes patents and/or patent applications relating to wireless technologies and products that drive voice and data communications) or (at any time after termination of Employee's employment hereunder) practicing in the legal profession,whether in-house or in private practice.

          In the case of Employee's termination, for any reason, or Employee's notice of his desire to terminate employment, Employee shall specify in writing the name of the employer (if any) the Employee intends to accept future employment with during the Restricted Period and the nature of the proposed employment. Thereafter, Company shall render its decision whether or not the Company believes such employment would violate Section 8A or 8B above with respect to the proposed employment and shall notify Employee in writing of such determination within fourteen (14) days of Employee's written notice of the proposed employer and nature of proposed employment.

Termination. Employee's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 9. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 9.

9. Termination by Employee. Employee may terminate Employee's employment hereunder at any time, for Good Reason or without Good Reason, effective upon the date designated by Employee in written notice of the termination of his employment hereunder pursuant to this Section 9A. For purposes of this Agreement, Good Reason shall mean (i) the failure by the Company to pay in a timely manner Base Salary or any other material form of compensation or material Benefit to be paid or provided to Employee which failure is not cured within ten
(10) business days after notice to Company, or (ii) a change in the location of the Company office where Employee's office is maintained beyond a radius of 100 miles from the location of that office on June 20, 2005. In the event of a termination of Employee's employment hereunder pursuant to this Section 9A, this Agreement shall terminate effective upon the passage of 10 days without cure if for Good Reason, otherwise upon receipt by Company of Employee's notice of

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

termination. In such event, Employee's rights to compensation and benefits hereunder shall terminate as of the date of termination, except that Employee shall be eligible for the accrued and unpaid Base Salary, employee benefits (including expense reimbursement) as provided herein ("Benefits") in accordance with the terms of the respective benefit plans or their terms and conditions as in effect at the time, and other forms of compensation payable herein ("Other Compensation") up through the date of termination. In addition, solely if such termination is for Good Reason and provided Employee signs Company's standard form termination letter as provided for in Section 10 below, Employee shall be eligible to receive (i) continued payment of Employee's Base Salary, and (ii) continued payment (during COBRA) of the Company's portion of the premium for medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, both for the period of twelve (12) months commencing upon the Effective Date of the Employee's release as defined in Section 10 below. Such severance payments shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its employees from time to time in effect. Except as specifically set forth in this Section 9A, all Base Salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee. Except as specifically set forth in this Section 9A, the Company shall have no liability or obligation to Employee or any other person claiming under or through him for compensation or benefits hereunder by reason of such termination.

          B. Termination for Cause. If the Company terminates Employee's employment for Cause, then this Agreement shall terminate immediately and Employee's rights to compensation and benefits hereunder shall terminate as of the date of termination, except that Employee shall be eligible for the accrued and unpaid portion of his Base Salary, Benefits and Other Compensation up through the date of termination. For purposes of this Agreement, the term "Cause" shall mean (i) any material breach of Employee's employment obligations under this Agreement toward which there is no substantial progress to cure thirty (30) days after Employee's receipt of written notice of such breach from the Company, or (ii) Employee commits an act or omission which results in or is intended to result in gain or enrichment of Employee at the expense of Company; or (iii) an act by Employee involving any type of willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or dishonesty in the course of his employment; or (iv) during the term of Employee's employment, Employee's conviction of a felony. Except as specifically set forth in this Section 9B, the Company shall have no liability or obligation to Employee or any other person claiming under or through him for compensation or benefits hereunder by reason of such termination.

          C. Termination on Death. If Employee dies, then this Agreement shall terminate immediately and Employee's rights to compensation and benefits hereunder shall terminate as of the date of death, except that Employee's executors, legal representatives or administrators shall be eligible for the accrued and unpaid portion of his Base Salary, Benefits and Other Compensation up through the date of death. Except as specifically set forth in this Section 9C, the Company shall have no liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Employee's death, except that Employee's executors, legal representatives, administrators, or beneficiaries may be eligible to receive the payment prescribed under any life, death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

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

          D. Termination for Inability to Perform. In the event of a long term disability of the Employee (as such term is defined in the Company's Long Term Disability Plan) such that the Employee is not otherwise qualified to perform the essential functions of the Position with or without reasonable accommodation ("Inability to Perform"), Employee's employment hereunder may be terminated by the Company. In such event, this Agreement shall terminate on the date of termination and Employee will be eligible to receive all accrued and unpaid Base Salary and Benefits and Other Compensation, including payments prescribed under any disability insurance plan or arrangement in which Employee is a participant. Except as specifically set forth in this Section 9D, the Company shall have no liability or obligation to Employee or any other person claiming under or through him for compensation or benefits hereunder by reason of Employee's disability or such termination. The foregoing shall not limit the Company's obligations to comply with the Americans With Disabilities Act.

          E. Termination Without "Cause". The Company may terminate Employee's employment hereunder at any time, for any or no reason, without cause, effective upon the date designated by the Company. In the event Company terminates Employee's employment without Cause or due to Inability to Perform, as set forth above, this Agreement shall terminate on the date of termination and Employee shall be eligible to receive all accrued but unpaid Base Salary, Benefits and Other Compensation up to the date of termination. In addition, provided Employee signs Company's standard form termination letter as provided for in Section 10 below, Employee shall be entitled to receive (i) continued payment of Employee's Base Salary, and (ii) continued payment (during the applicable COBRA period) of the Company's portion of the premium for medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, both for the period of twelve (12) months commencing upon the Effective Date of the release as defined in Section 10 below. Such payments shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its employees from time to time in effect. Except as specifically set forth in this Section 9E, the Company shall have no liability or obligation to Employee or any other person claiming under or through him for compensation or benefits hereunder by reason of such termination.

          F.      Termination for Absenteeism

                  (i) Regular attendance at work or in conducting work is an essential element of Employee's Position. Without limiting the Company's right to terminate Employee pursuant to Section 9B or 9D herein, in the event that Employee is absent for more than one hundred and fifty (150) days within any rolling twelve (12) month period, Employee's employment hereunder may be terminated by Company.

                 (ii) In the event of a termination of Employee's employment hereunder pursuant to Section 9F(i), Employee will be eligible to receive all accrued and unpaid (as of the date of such termination) Base Salary and Benefits and Other Compensation, including payments prescribed under any disability or life insurance plan or arrangement in which

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

Employee is a participant or to which Employee is a party as an employee of the Company. In addition, provided Employee signs Company's standard form termination letter as provided for in Section 10 below, Employee shall be entitled to receive (i) continued payment of Employee's Base Salary, and (ii) continued payment (during the applicable COBRA period) of the Company's portion of the premium for medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement (to the extent such coverage is not provided under other Company policies, plans or programs relating to Disability), both for the period of twelve (12) months commencing upon the Effective Date of the release as defined in Section 10 below. Such severance payments shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its employees from time to time in effect. Such severance amounts shall be reduced by the amount of payments received by the Employee with respect to this period pursuant to any Social Security entitlement or any long term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the Employee was entitled to participate at the time of termination under Section 9F(i). Except as specifically set forth in this
Section 9F(i), the Company shall have no liability or obligation to Employee or any other person claiming under or through him for compensation or benefits hereunder by reason of such termination.

          G.      Change of Control.

                  (i) If there is a Change of Control during the Term, and Employee's employment with the Company hereunder is terminated within one (1) year following such Change of Control by the Company (except for Cause) or by Employee (whether or not for Good Reason) Employee shall be eligible to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Other Compensation. In addition, under these circumstances, provided Employee signs Company's standard form termination letter as provided for in Section 10 below, (i) Employee shall be eligible to receive, on the Effective Date as defined in Section 10 below, (i) an amount equal to two (2) years' worth of Employee's Base Salary, and (ii) all stock options granted to Employee by Company which pursuant to the terms of the applicable option plan vest upon a "change in control" or "change of control" (as defined under that plan) shall vest, and (iii) all restrictions on restricted stock and RSUs, to the extent the Company in its sole discretion subsequently grants such securities, which pursuant to the terms of the applicable restricted stock plan lift (including as to vesting) shall be lifted. Such payments shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company. Except as specifically set forth in this Section 9G, all Base Salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Employee, and the Company shall have no other liability or obligation hereunder to Employee or any other person claiming under or through him by reason of such termination.

                   (ii) For purposes of this Section 9G, a "Change of Control" means the acquisition (including by merger or consolidation, or by the issuance by the Company of its securities) by one Person or more than one Person in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the outstanding stock of the Company on the date hereof or a sale of substantially all of the assets of the Company. A "Change of Control" shall not include a corporate reorganization of the Company. For these purposes, "Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association.

10. Termination Letter. As a condition precedent to the Company's payment of severance and continuation of medical and dental insurance coverage pursuant to Sections 9A, 9E, 9F and 9G above, Employee must sign and deliver to Company the Company's form of termination letter, without revocation, which includes a broad based employment release (containing, without limitation, a release of claims for age discrimination), an obligation to return Company property and a reiteration of Employee's confidentiality and other post-termination obligations and restrictions, within the time frame specified in the termination letter. The Effective Date of the release shall be the day after Employee's right to revoke the release has expired.

11. Company Understanding. The Company does not want to benefit from any proprietary or other information, in any form, that Employee is under a duty not to use or divulge, whether it be from Employee's current employer or any other person or entity. Accordingly and as a condition of employment hereunder, Employee is instructed not to violate the terms of any such restriction or otherwise breach said duty. In furtherance thereof, and without limiting other action, Employee represents and warrants to the Company that:

          A. Except as otherwise previously disclosed to Company (with respect to the Agreement dated October 26, 2001, between Employee and BTG International, Inc.), to Employee's knowledge, there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee's execution of this Agreement or Employee's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Employee's employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder;

          B. Employee's execution of this Agreement and Employee's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound, and

          C. Employee is free to execute this Agreement and to enter into the employ of the Company pursuant to the provisions set forth herein.

          D. Employee will comply with the Agreement dated October 26, 2001 between Employee and BTG International, Inc.

12. Survival of Provisions. Notwithstanding anything in this Agreement to the contrary, all representations, warranties, obligations of performance, statements, responsibilities, indemnities, terms or conditions impliedly or expressly involving performance subsequent to the expiration or termination of this Agreement, or which cannot be determined to have been fully performed until after such time, or which by a fair reading of their nature are intended to survive shall be deemed to survive. If for any reason Employee shall continue to be employed by the Company following the termination of Employee's employment under this Agreement, Employee shall have no right to receive any severance or other payments hereunder until Employee ceases to be employed by the Company, whereupon Employee's right to severance or other payments, if any, shall be governed by the provisions of Section 9 hereof with respect to the particular circumstances involved in the Employee's termination of employment.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns. Subject to Section 9(G), the Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) or corporate reorganization of the Company or the business of the Company. Employee expressly consents to the assignment of the Confidentiality and Covenant provisions set forth in Paragraphs 6, 7 and 8 above of this Agreement to any new owner of the Company's business or purchaser of the Company. Employee may not assign, pledge or encumber his or her interest in or obligations under this Agreement without the written consent of the Chief Executive Officer of the Company.

14. Employee Benefits. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit sharing, insurance, hospital or other plans or benefits which may now be in effect or which may hereafter be adopted.

15. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, by hand delivery, or by recognized overnight courier, addressed as follows:

                  If to Employee:

                           Bruce Bernstein, either in person or to:

                           111 Glenwood Road
                           Merion Station, PA 19066

                  If to Company:
                           InterDigital Communications Corporation
                           781 Third Avenue
                           King of Prussia, Pennsylvania 19406
                           Attn: General Counsel

          or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

16. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company excepting the Non-Disclosure and Assignment of Ideas Agreement signed by Employee at the commencement of Employee's employment with the Company, various forms related to the commencement of Employee's employment with the Company and Employee's participation in employee benefit plans offered by the Company (including, without limitation, option and restricted stock agreements), and agreements to be bound by Company policies to the extent that these other agreements do not conflict with the terms of this Agreement. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

17. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

19. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

20. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

21. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day which is a holiday in the Commonwealth of Pennsylvania, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

22.       Specific Enforcement; Extension of Period.

          A. Employee acknowledges that the restrictions contained in Sections 6, 7, and 8 hereof survive the termination of his employment, regardless of the reason, are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him of Sections 6, 7, and 8 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 6, 7, and 8 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements. In the event that the provisions of Sections 6, 7, and 8 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

          B. In the event that Employee shall be in breach of any of the restrictions contained in Section 8 hereof, then the Restricted Period shall be extended for a period of time equal to that period of time that Employee is in breach of such restriction. The Company agrees to notify Employee as soon as practicable following a determination that Employee is in breach of any restriction contained in Section 8.

          C. In the event that Employee shall be in breach of any of the restrictions contained in Sections 6, 7 or 8 hereof, Employee shall forfeit his right to any further payments pursuant to Section 9 (without limiting any other relief to which the Company may be entitled), but the release in the termination letter as described in Section 10 will remain in full force and effect.


23. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the District Court of the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Employee hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that the Employee may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

ATTEST:                                    INTERDIGITAL COMMUNICATIONS
                                           CORPORATION

/s/ Lisa Axt Alexander                     /s/ William J. Merritt
------------------------------------       -------------------------------------
By: Lisa Axt Alexander                     By: William J. Merritt
Title: Deputy General Counsel              Title: Chief Executive Officer


EMPLOYEE


/s/ Bruce Bernstein
------------------------------------
Bruce Bernstein


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